Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Janine Warell, SPSS (312) 261-6535 jwarell@spss.com
SPSS Board Authorizes Repurchase
Of Convertible Subordinated Notes
CHICAGO, Ill. (USA) — March 11, 2009 — SPSS Inc. (Nasdaq: SPSS), a global provider of Predictive Analytics software and solutions, today announced its Board of Directors has authorized the Company to repurchase up to $40.0 million of its issued and outstanding 2.5% Convertible Subordinated Notes due 2012. These repurchases are not mandatory and will be made from time to time based on the availability of alternative investment opportunities and market conditions. This authorization extends until December 31, 2009.
About SPSS Inc.
SPSS Inc. is a leading global provider of Predictive Analytics software and solutions. The Company’s Predictive Analytics technology improves business processes by giving organizations forward visibility for decisions made every day. By incorporating Predictive Analytics into their daily operations, organizations become Predictive Enterprises — able to direct and automate decisions to meet business goals and achieve a measurable competitive advantage. More than 250,000 public sector, academic and commercial customers rely on SPSS technology to help increase revenue, reduce costs and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For more information, please visit www.spss.com.
Safe Harbor Statement
In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” “estimates” or similar language. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company cautions investors that its business and financial performance and the matters described in these forward-looking statements are subject to substantial risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond the Company’s control, actual results could differ materially from those expressed in or implied by the forward-looking statements. The potential risks and uncertainties that could cause results to differ materially include, but are not limited to: the Company’s ability to predict revenue, the Company’s ability to respond to rapid technological changes, a potential loss of relationships with third parties from whom the Company licenses certain software, fluctuations in currency exchange rates, the impact of new accounting pronouncements, increased competition and risks associated with product performance and market acceptance of new products. A detailed discussion of other risk factors that affect the Company’s business is contained in the Company’s Annual Reports on Form 10-K, particularly under the heading “Risk Factors.” The Company does not intend to update these forward-looking statements to reflect actual future events.
# # #